Exhibit 99.1

601 Poydras St., Suite 2400
New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818

FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces Pricing of
$500 Million Senior Note Offering
New Orleans, LA — April 20, 2011 — Superior Energy Services, Inc. (NYSE: SPN) announced today that SESI, L.L.C. (“SESI”), a direct, wholly-owned subsidiary of the Company, has priced $500.0 million aggregate principal amount of 6.375% Senior Notes due 2019 (the “Notes”) in connection with its previously announced private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were priced at 100.00% of par.
The offering represents a $100 million increase from the previously announced offering size. The closing of the offering is expected to occur on April 27, 2011, subject to customary closing conditions.
SESI intends to use the net proceeds of the offering to redeem, on or about December 15, 2011, all of SESI’s outstanding senior exchangeable notes due 2026 and the balance for general corporate purposes. The Notes being offered by SESI have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.
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